Exhibit 21.1

SUBSIDIARIES OF MULESOFT, INC.

Name of Subsidiary	Jurisdiction of Organization

MuleSoft International, Inc.	United States

MuleSoft Argentina S.R.L.	Argentina

MuleSoft Netherlands B.V.	Netherlands

MuleSoft Hong Kong Limited	Hong Kong

MuleSoft Australia Pty Limited	Australia

MuleSoft UK Limited	United Kingdom

MuleSoft Germany GmbH	Germany

MuleSoft Canada Software Inc.	Canada

MuleSoft Singapore Holdco Pte. Ltd.	Singapore

MuleSoft Singapore Pte. Ltd.	Singapore

MuleSoft New Zealand Limited	New Zealand